RESTRICTED STOCK AGREEMENT

                This Agreement is made and entered into as of the ___rd day of ______ 2005 by and between Tektronix, Inc., an Oregon corporation (the "Company") and ______________________________ (the "Employee").

                                    RECITALS

                A. In order to attract and retain as employees people of initiative and ability, the Board of Directors of the Company (the "Board") has adopted the 2002 Stock Incentive Plan (the "Incentive Plan").

                B. Under the Incentive Plan, the Organization and Compensation Committee of the Board (the "Committee") may make restricted stock grants of the Company's common stock (the "Common Shares") subject to terms, conditions, and restrictions determined by the Committee.

                C. The Committee considers it in the Company's best interest to award Employee a restricted stock grant to enhance the Company's ability to retain Employee's services and to provide an additional incentive for Employee to exert the Employee's best efforts on behalf of the Company.

                D. Employee accepts the restricted stock award on the terms and conditions contained in this Agreement and in the Incentive Plan.

                                    AGREEMENT

                1. Award of Restricted Stock. Pursuant to Section 8 of the Incentive Plan, the Committee hereby awards to Employee ________ shares of the Company's fully paid and nonassessable Common Shares as a restricted stock grant (the "Restricted Stock"). All of the Restricted Stock is subject to the length of service restrictions set forth in Section 2.

                2. Length of Service Restrictions. All of the Restricted Stock shall initially be subject to forfeiture to the Company. All of the Restricted Stock shall be automatically forfeited to the Company if Employee's employment by the Company terminates for any reason whatsoever, including termination with or without cause, or retirement, prior to ______________. Subject to satisfaction of this length of service condition, on such date, one-half of the shares of Restricted Stock shall be released from the forfeiture restriction. The remaining one-half of the shares of Restricted Stock shall remain subject to length of service restrictions and shall be automatically forfeited to the Company if Employee's employment by the Company terminates for any reason whatsoever, including termination with or without cause, or retirement prior to ____________. For purposes of this Agreement, a person is considered to be employed by the Company if the person is employed by any entity that is either the Company or a parent or subsidiary of the Company. Notwithstanding the foregoing, the possibility of forfeiture of the Restricted Stock established above shall lapse in its entirety in the event Employee's employment terminates because of the death of Employee or physical disability preventing Employee from performing regular duties.

                3. Certain Transactions. Notwithstanding any provision in this Agreement, in the event of a merger, consolidation, plan of exchange, acquisition of property, or stock, split-up, split-off, spin-off, reorganization or liquidation to which the Company is a party or any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company (each, a "Transaction"), the Company shall, by action of the Board of Directors, in its sole discretion and to the extent possible under the structure of the Transaction, select one of the following alternatives for treating the Restricted Stock:

                (i) The Restricted Stock shall remain in effect in accordance with its terms.

                (ii) The Restricted Stock, to the extent then still subject to the length of service forfeiture restrictions, shall be forfeited to the Company at the closing of the Transaction.

                (ii) The Restricted Stock shall be converted into restricted stock of one or more of the corporations that are the surviving or acquiring corporations in the Transaction. The amount and type of converted restricted stock shall be determined by the Company, taking into account the relative values of the companies involved in the Transaction and the exchange rate, if any, used in determining shares of the surviving corporation(s) to be held by holders of shares of the Company following the Transaction. Unless otherwise determined by the Company, by action of the Board of Directors, the converted restricted stock shall continue to be subject to the forfeiture provisions applicable to the Restricted Stock at the time of the Transaction.

                4. Share Certificates and Dividends; No Transfers. Certificates for Restricted Stock shall be issued as soon as practicable after the effective date of this Agreement and shall be issued in the name of the Employee. In order to facilitate the cancellation of Restricted Stock upon forfeiture, Employee shall execute a stock power upon request, endorsed in blank, covering all Restricted Stock and deliver it to the Company. Certificates and corresponding stock powers shall be held by the Company or its designee until the possibility of forfeiture has lapsed. Upon the lapse of forfeiture restrictions with respect to all or a portion of the Restricted Stock, certificates representing such shares shall be delivered to the registered owner as soon as practicable. If forfeiture occurs, the certificates covering the forfeited shares shall be promptly cancelled by the Company. While the certificates are held by the Company or its designee, Employee will be entitled to receive cash dividends declared on the Restricted Stock, if any, and will be able to exercise voting and other shareholder rights. Certificates for any stock dividends shall also be held in accordance with this Section. If forfeiture occurs, Employee shall have no right to receive retained stock dividends with respect to Restricted Stock that is forfeited. No interest in any Restricted Stock may be transferred voluntarily or by operation of law until the possibility of forfeiture lapses. The registered owner to whom a certificate is delivered pursuant to this Section shall be Employee, unless Employee is not living, in which case the owner shall be the person or persons establishing rights of ownership by will or under the laws of descent and distribution.

                5. Taxes. Employee acknowledges that any income recognized as a result of receiving the Restricted Stock will be treated as ordinary compensation income subject to federal, state and local income, employment and other tax withholding. Employee understands that if he or she makes an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (a "Section 83(b) Election"), with respect to some or all of the Restricted Stock, Employee will recognize ordinary compensation income at the time such Restricted Stock is received, in an amount equal to the fair market value of the Restricted Stock on that date. If Employee does not make a Section 83(b) Election with respect to some or all of the Restricted Stock, Employee will recognize ordinary compensation income at the time any portion of such Restricted Stock vests in accordance with Section 2 of this Agreement, in an amount equal to the fair market value of those Restricted Stock on the vesting date. Within 10 days after notification by Company, and prior to or concurrently with the delivery of the certificates representing the Restricted Stock, Employee shall pay to Company the amount necessary to satisfy any applicable federal, state and local tax withholding requirements arising in connection with Employee's receipt of the Restricted Stock, including any amounts required to be withheld at the time any portion of the Restricted Stock vests in accordance with Section 2 of this Agreement. Employee shall pay such amounts in cash or, at the election of the Employee, by surrendering to Company for cancellation Restricted Stock or other shares of Company Common Stock held for at least six months valued at the closing market price for the Company Common Stock on the last trading day preceding the date of Employee's election to surrender such shares. If additional withholding becomes required beyond any amount paid before delivery of the certificates representing the Restricted Stock, Employee shall pay such amount to Company upon demand. If shareholder fails to pay any amount demanded, Company shall have the right to withhold such amount from other amounts payable by Company to the Employee, including salary, subject to applicable law. Employee understands that to be valid, a Section 83(b) election must be filed with the Internal Revenue Service within 30 days of the date the ownership of the Restricted Stock is transferred to Employee, a copy of the election must be provided to Company, and a copy of the election must be attached to the Employee's federal (and possibly state) income tax return for the year of the election. Employee acknowledges that if he or she chooses to file a Section 83(b) election, it is Employee's sole responsibility, and not Company's, to make a valid and timely election. Employee is encouraged to consult his or her tax advisor regarding the advisability of, and procedure for, making a Section 83(b) election with respect to some or all of the Restricted Stock.

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

                6. No Solicitation. Employee agrees that for 18 months after Employee's employment with the Company terminates for any reason, with or without cause, whether by the Company or Employee, Employee shall not recruit, attempt to hire, solicit, or assist others in recruiting or hiring, any person who is an employee of the Company, or any of its subsidiaries, in each case as of the date of employment termination, or induce or attempt to induce any such employee to terminate his or her employment with the Company or any of its subsidiaries. In addition to other remedies that may be available to the Company, Employee shall repay to the Company all benefits received under this Agreement if Employee violates this Section 6.

                7. Additional Common Shares of the Company. If, during the period when any of the Restricted Stock is subject to the possibility of forfeiture, the outstanding Common Shares are hereafter increased as a result of a stock dividend or stock split, the restrictions and other provisions of this Agreement shall apply to any such additional shares which are issued in respect of any Restricted Stock to the same extent as such restrictions and other provisions apply to such Restricted Stock.

                8. Restrictive Legend. Certificates for shares issued under this Agreement may bear the following legend:

                "The shares represented by this certificate are subject to a Restricted Stock Agreement between the registered owner and Tektronix, Inc. materially restricting the transferability of the shares. A copy of the agreement is on file with the Secretary of Tektronix, Inc."

                9. Not a Contract of Employment. This Agreement shall not be construed as a contract of employment between the Company and Employee and nothing contained in this Agreement or in the Incentive Plan shall confer upon Employee any right to be continued in the employment of the Company or any subsidiary or to interfere in any way with the right of the Company or any subsidiary by whom Employee is employed to terminate the Employee's employment at any time for any reason, with or without cause, or to decrease Employee's compensation or benefits.

                10. Electronic Delivery. Employee consents to the electronic delivery of any prospectus and any other documents relating to this award in lieu of mailing or other form of delivery.

                                                 TEKTRONIX, INC.


__________________________________               By: ___________________________
(Signature)                                              (Signature)

                                                 Title: ________________________

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